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Exhibit 99.1

KCSA PUBLIC RELATIONS WORLDWIDE	NEWS
Public & Investor Relations, Corporate & Marketing Communications
TRAFFIX
CONTACT:	Joshua B. Gillon Traffix, Inc. (845) 620-1212 ext. 205 joshg@traffixinc.com
KCSA	Todd Fromer / Erika Levy
CONTACT:	(212) 682-6300 ext. 215 / 208 tfromer@kcsa.com / elevy@kcsa.com http://www.kcsa.com

FOR IMMEDIATE RELEASE

TRAFFIX, INC. REPORTS SECOND QUARTER RESULTS

REVENUE GROWS 23% AND PRE-TAX INCOME EXCEEDS $1 MILLION;
BOARD OF DIRECTORS DECLARES DIVIDEND OF $.08 PER SHARE

        PEARL RIVER, NY, July 15, 2004—Traffix, Inc. (NASDAQ: TRFX), a leading on-line marketing company, today reported results for its second fiscal quarter ended May 31, 2004.

        Net Revenue for the quarter ended May 31, 2004 increased 23% to $9.1 million from $7.4 million for the comparable quarter of fiscal 2003. Income from Operations for the fiscal quarter was $405,000, an increase of over $2.8 million when compared to a loss of $2.4 million incurred in the quarter ended May 31, 2003. The Company's Net Income for the second fiscal quarter was $665,000, or $.04 per diluted share compared to a Net Loss of ($1,552,539), or ($0.12) per diluted share in the prior year's comparable quarter.

        The Company reported that on a sequential basis, Net Revenue increased 27% to $9.1 million from $7.2 million in the first fiscal quarter of 2004. The Company's Income from Operations was up 293% to $405,000 compared to Income from Operations of $103,000 in the first fiscal quarter of 2004. Additionally, on a sequential basis, the Company's second fiscal quarter diluted earnings per share increased to $0.04, compared with first fiscal quarter diluted earnings per share of $0.03.

        The Company's Balance Sheet included over $39.1 million in cash and marketable securities, or approximately $2.96 per share, as of May 31, 2004, as compared to $38.2 million or $2.96 per share as of November 30, 2003. Net Tangible Book Value per Share decreased to $3.15 per share compared to $3.18 as of November 30, 2003. As of May 31, 2004, the Company's current ratio declined to $6.70 of current assets to $1.00 of current liabilities, compared to $6.97 of current assets to $1.00 of current liabilities, as of November 30, 2003.

800 Second Avenue New York, NY 10017	Tel 212 682 6300 Fax 212 697 0910	E-mail pr@kcsa.com www.kcsa.com

        The Company announced that the Board of Directors declared a dividend of $.08 per share, payable on August 10, 2004, to shareholders of record as of August 1, 2004.

        Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, "We experienced a meaningful increase in visitor traffic this quarter to our portfolio of content and entertainment websites. We are now operating about a dozen different websites with interest categories ranging from dating to music, and from sweepstakes to automobiles. The increase in traffic to each of these sites has allowed us to cross-market among the sites, generate more sales for our clients and our own products, and to continue to build our database for future marketing. Of course, all of this activity resulted in increased revenue and profitability in the quarter."

        Mr. Schwartz added, "In addition to the growth in revenue from advertising by clients on our websites, we also experienced meaningful growth in revenue from our own services that we market on our websites. For example, our on-line dating business, iMatchup.com, grew about 100% over last year, and about 15% over the prior quarter. Also, our Internet-related products, including ClickHelp, which is our 24/7 home computer technical support service, as well as our dial-up ISP and web-based customized email accounts, contributed over $1 million in revenue this quarter. More importantly, we believe, is that we continued to grow the installed base of customers for these businesses, which generate recurring revenue streams we expect to recognize in future quarters."

        Commenting on the balance sheet Mr. Schwartz stated, "Our balance sheet remains very strong. We have distributed over $4 million in dividends in the last 12 months, yet our total shareholders' equity has actually increased by nearly $1 million during that period. I am also proud to point out that this was the 21st quarter out of the last 22 quarters that we have reported operating profits."

        The Company noted that, as previously announced, it closed on the acquisition of SendTraffic.com, Inc. as of June 30, 2004. As a result, revenue from that business was not included in the Company's May 31, 2004 second quarter results, but will be included in future periods commencing July 1, 2004.

About Traffix, Inc:

        Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

        This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2004 year-end results.

        This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE:
(UNAUDITED)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Net revenue	$9,139,855	$7,422,604	$16,310,149	$16,539,833
Cost of sales	5,137,014	3,959,347	8,942,968	6,205,277

Gross profit	4,002,841	3,463,257	7,367,181	10,334,556
Selling expenses	515,158	1,777,890	963,088	4,097,449
General and administrative expenses	3,147,860	3,978,704	6,007,437	8,184,741
Bad Debt (recapture) expense	(65,656)	153,860	(112,113)	490,048

Income (loss) from operations	405,479	(2,447,197)	508,769	(2,437,682)
Other income (expense):
Interest income and dividends	113,989	111,455	222,721	266,056
Realized gains on marketable securities	11,647	3,330	22,670	4,068
Realized gain on sale of subsidiary	199,900	1,075,000	394,900	1,075,000
Other non-operating income (expense)	292,694	(47,591)	338,887	(61,629)
Minority interest in income of subsidiary	—	(17,239)	—	(137,567)

Income (loss) before provision (benefit) for income taxes	1,023,709	(1,322,242)	1,487,947	(1,291,754)
Provision (benefit) for income taxes	358,917	230,297	470,264	(170,703)

Effective tax rate	35.060%	-17.417%	31.605%	13.215%
Net income (loss)	$664,792	$(1,552,539)	$1,017,683	$(1,121,051)

Diluted income (loss) per share:
Net income (loss)	$0.04	$(0.12)	$0.07	$(0.09)

Weighted average shares outstanding	13,765,499	12,758,349	13,659,127	12,754,342

TRAFFIX, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

	May 31, 2004	November 30, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,065,235	$9,939,657
Marketable securities	30,172,839	28,272,520
Accounts receivable, trade, net of allowance for doubtful accounts of $760,492 at May 31, 2004 and $872,605 at November 30, 2003	5,402,152	4,076,947
All other current assets	1,862,888	2,361,563

Total current assets	46,503,114	44,650,687
Total non-current assets	4,541,819	5,299,850

Total assets	$51,044,933	$49,950,537

Liabilities
Total liabilities—current	$6,938,705	$6,403,804
Total liabilities—non-current—(deferred taxes payable)	207,820	207,820
Total shareholders' equity	43,898,408	43,338,913

Total liabilities and shareholders' equity	$51,044,933	$49,950,537

Working Capital (Current assets less current liabilities)	$39,564,409	$38,246,883
Current Ratio	$6.70	$6.97
Combined Cash and Marketable Securities	$39,238,074	$38,212,177
Common stock issuable and outstanding	13,250,023	12,922,166
Tangible Book Value per share	$3.15	$3.18
Combined Cash and Marketable Securities per share	$2.96	$2.96

Other Unaudited Operations Data for the periods presented:

	Three Months Ended May 31,
	2004	2003
Income (loss) from operations	$405,479	$(2,447,197)
Depreciation and amortization	312,457	451,810

EBITDA(L) (a)	$717,936	$(1,995,387)

	Six Months Ended May 31,
	2004	2003
Income (loss) from operations	$508,769	$(2,437,682)
Depreciation and amortization	635,095	820,558

EBITDA(L) (a)	$1,143,864	$(1,617,124)

(a)
EBITDA(L) is net income (loss) before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Realized Gain on Sale of Subsidiary, Other Non-operating Income (Expense) and Minority Interest (Income)/Loss.

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TRAFFIX, INC. REPORTS SECOND QUARTER RESULTS
REVENUE GROWS 23% AND PRE-TAX INCOME EXCEEDS $1 MILLION; BOARD OF DIRECTORS DECLARES DIVIDEND OF $.08 PER SHARE
TRAFFIX, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE: (UNAUDITED)
TRAFFIX, INC. AND SUBSIDIARIES SUMMARY CONSOLIDATED BALANCE SHEETS